Filed Pursuant to Rule 433

Registration Statement No 333-158240

May 18, 2011

Pricing Term Sheet

Dated as of May 18, 2011

Norfolk Southern Corporation

$400,000,000 6.000% Senior Notes due 2111

The following information supplements the Preliminary Prospectus Supplement dated May 18, 2011 (the “Preliminary Prospectus Supplement”), and is filed pursuant to Rule 433, under Registration No. 333-158240.

Issuer:	Norfolk Southern Corporation
Principal Amount:	$400,000,000
Expected Ratings (Moody’s/S&P)[1]:	Baa1(stable) / BBB+(stable)
Format:	SEC Registered
Denominations:	$2,000 x $1,000
Trade Date:	May 18, 2011
Settlement Date:	May 23, 2011 (T+3)
Maturity Date:	May 23, 2111
Yield to Maturity:	6.000%
Coupon:	6.000%
Public Offering Price:	100%
Interest Payment Dates:	May 23 and November 23, commencing November 23, 2011.
Make Whole Call:	Any time at the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 30 basis points.
CUSIP#/ISIN#:	655844 BD9/US655844BD96
Sole Book-Running Manager:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representative of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Morgan Stanley & Co. Incorporated at 1-866-718-1649. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.